UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 11, 2015

UBL Interactive, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-54955	27-1077850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6701 Carmel Road, Suite 202 Charlotte, NC 28226
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (704) 930-0297

(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 11, 2015, we entered into a binding letter of intent (the “LOI”) with Advice Interactive, LLC (“Advice”) and the voting members of Advice (the “Sellers”) pursuant to which we agreed to acquire (the “Acquisition”) Advice’s business which is a digital agency and interactive marketing business (the “Business”).

We have begun with Advice and the Sellers to negotiate definitive written agreements providing for the Transaction and necessary related documents (the “Definitive Agreements”). The execution of any Definitive Agreements will be subject to the satisfactory completion of the ongoing due diligence by us and Advice and to certain other conditions and will also be subject to final approval by our and Advice’s respective boards of directors. We anticipate a closing of the Acquisition in early April or as soon thereafter as practicable. The LOI includes a 90 day exclusivity period and if the LOI is terminated or its terms of exclusivity are breached, the breaching party will be subject to certain penalty payments.

The material terms of the Acquisition are as follows:

Form of Acquisition. We will purchase substantially all of the assets of Advice associated with the Business including, but not limited to all inventories, all intellectual property, all cash and bank accounts, all accounts and notes receivable, all contracts and agreements, all equipment, all legally assignable government permits, and certain documents, files and records containing technical support and other information pertaining to the operation of the Business; and assumption as of the closing date of only those liabilities and obligations of Advice having arisen in connection with the operation of the Business prior to the closing date. All purchased assets and assumed liabilities shall be itemized on schedules to the Definitive Agreements.

Consideration. In consideration for the acquisition of the Business, we will issue to Sellers and the holders of Advice Class B non-voting membership interests, on a fully diluted, pro rata basis, a number of shares of our common stock equal to forty-five percent (45%) of our common stock to be outstanding immediately following the closing of the Acquisition. Outstanding options and warrants shall not be counted for purposes of this calculation: our outstanding options and warrants will remain outstanding; options and/or warrants of Advice will be exchanged for our warrants at the same ratio applicable to Sellers with respect to the exchange of their Advice membership interests. Shares of our common stock that may be issued upon the conversion of outstanding promissory notes also will not be counted for purposes of the calculation. Additionally, as to be more fully specified in the Definitive Agreements, we will issue to Sellers options and/or warrants to purchase up to 3,500,000 shares of our common stock. Such options or warrants shall vest over a period of three years from the date of closing of the Acquisition.

Indemnification Escrow. Ten percent (10%) of the shares of our common stock to be issued as consideration for the Acquisition will be placed in escrow for a period of 12 months following the closing of the Acquisition as the sole security for the indemnification obligations of Sellers to be included in the Definitive Agreements.

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Financing. We have agreed to obtain financing sufficient (i) to repay our existing outstanding indebtedness; (ii) to repay up to $1,995,000 in existing indebtedness of Advice; and (iii) to provide working capital to be used in our discretion. Any warrants or other forms of our equity that may be issued in connection with such a financing will not be included in the calculation of the consideration to be paid to the Sellers. There can be no assurance that we will be successful in raising the required capital at reasonable rates, if at all.

Board of Directors/Executive Officers. As currently contemplated, we will have a board of directors immediately following the closing of the Acquisition made up of seven members. We will be entitled to designate three directors to the board, one of whom will be independent, and Sellers will be entitled to designate three members, one of whom will be independent.  The final director to the board, who will be independent, will be mutually agreed upon by us and Sellers. In the event, we and Sellers cannot after good faith discussions agree, the two independent directors will designate the final director. Following the closing of the Acquisition, Doyal Bryant will remain as Chairman of our board of directors.

We and Sellers will each have the right to appoint two executive officers. Following the closing of the Acquisition, Doyal Bryant will remain as our Chief Executive Officer and David Jaques will remain as our Chief Financial Officer.

The current executive officers of Advice (to be identified in the Definitive Agreements) will be retained by us following the closing of the Acquisition subject to non-disclosure/non-compete and executive employment agreements the terms of which will be determined by our board of directors and compensation committee.

The foregoing is a summary of the material terms of the LOI. This summary is subject to, and is qualified in its entirety by, reference to the LOI that are filed as an exhibit to this Report and incorporated herein by reference.

Attached hereto as Exhibit 99.1 is a press release we issued on March 16, 2015 announcing the Acquisition.

The information furnished in Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and such information shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibits filed as part of this Current Report are as follows:

Exhibit No.	Description

10.1	Binding Letter of Intent dated as of March 11, 2015 between the Registrant and Advice Interactive, LLC et al
99.1	Press Release dated March 16, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 16, 2015	By:	/s/ Doyal Bryant
		Name:	Doyal Bryant
		Title:	Chair of the Board of Directors

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